Exhibit 10.2

SEVENTH AMENDMENT

THIS SEVENTH AMENDMENT (this “Amendment”) is made and entered into as of July 6, 2015, by and between HUDSON TOWERS AT SHORE CENTER, LLC, a Delaware limited liability company (“Landlord”), and COHERUS BIOSCIENCES, INC., a Delaware corporation (“Tenant”).

RECITALS

A.

Landlord (as successor in interest to CA-Towers at Shores Center Limited Partnership, a Delaware limited partnership) and Tenant (formerly known as Biogenerics, Inc., a Delaware corporation) are parties to that certain lease dated September 26, 2011, as previously amended by that certain First Amendment dated May 17, 2012, that certain Second Amendment dated September 11, 2013, that certain Third Amendment dated February 4, 2014, that certain Fourth Amendment dated May 1, 2014, that certain Fifth Amendment dated December 10, 2014 and that certain Sixth Amendment dated May ___, 2015 (“Sixth Amendment”) (as amended, the “Lease”).  Pursuant to the Lease, Landlord has leased to Tenant space currently containing approximately 21,084 rentable square feet (the “Premises”) consisting of (a) approximately 17,274 rentable square feet known as Suite Nos. 200, 242, 245, 255, 275 and 295 located on the second floor, and (b) approximately 3,810 rentable square feet described as Suite No. 100 on the first floor of the Building (the “Temporary Expansion Space”), all in the building commonly known as Towers @ Shores – 201 Redwood Shores located at 201 Redwood Shores Parkway, Redwood City, California (the “Building”).

B.

The term of the Lease will expire by its terms on April 30, 2017 (the “Existing Expiration Date”); provided that the term for the Temporary Expansion Space only expires on September 30, 2015 (the “Temporary Space Existing Expiration Date”).  The parties wish to accelerate the expiration date of the Lease on the following terms and conditions.

NOW, THEREFORE, in consideration of the above recitals which by this reference are incorporated herein, the mutual covenants and conditions contained herein and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree as follows:

1.	Acceleration of Expiration Date.
1.1.

Accelerated Expiration Date.  Subject to the provisions hereof, the term of the Lease with respect to the entire Premises (as the same may have been extended with respect to the Temporary Expansion Space pursuant to Section 1.2 below) shall expire on the later of (a) October 25, 2015, or (b) the date that is three (3) business days after the “Commencement Date” (as defined in the New Lease (defined in Section 6 below)) of the New Lease (the “Accelerated Expiration Date”) with the same force and effect as if such term were, by the provisions of the Lease, fixed to expire with respect to the entire Premises on the Accelerated Expiration Date (the “Acceleration”); provided that in no event shall the Accelerated Expiration Date be later than the Existing Expiration Date.  Without limiting the foregoing:

A.	Tenant shall surrender the Premises to Landlord in accordance with the terms of the Lease on or before the Accelerated Expiration Date.
B.

Tenant shall remain liable for all Rent and other amounts payable under the Lease for the period up to and including the Accelerated Expiration Date, even though billings for such amounts may occur after the Accelerated Expiration Date.

C.

Tenant’s restoration obligations shall be as set forth in the Lease; provided, however, that notwithstanding anything to the contrary in Section 8 or 25.5 of the Lease, Tenant shall not be required to remove any Tenant-Insured Improvements existing in the Premises or any Unit serving the Premises on the date of mutual execution and delivery of this Amendment.  Without limitation, the foregoing shall not affect Tenant’s obligations under Section 23 of the Lease with respect to Lines, Section 3 of Exhibit F to the Lease with respect to Tenant’s Panel on the Monument Sign, or Tenant’s surrender obligations under Section 15 of the Lease.

D.	If Tenant fails to surrender any portion of the Premises on or before the Accelerated Expiration Date, Tenant’s tenancy shall be subject to Section 16 of the Lease.
E.

Any other rights or obligations of Landlord or Tenant under the Lease that, in the absence of the Acceleration, would have survived the Existing Expiration Date shall survive the Accelerated Expiration Date.

1.2.

Contingent Extension of Temporary Space Term.  If and only if the Accelerated Expiration Date occurs after the Temporary Space Existing Expiration Date, the term for the Temporary Expansion Space is hereby extended to the Accelerated Expiration Date (the period commencing on the day after the Temporary Space Existing Expiration Date and ending on the Accelerated Expiration Date being referred to herein as the “Temporary Space Extension Term”).  All of the terms and conditions of the Lease applicable to the Temporary Expansion Space shall continue to apply during the Temporary Space Extension Term, including the Base Rent, Tenant’s Share of Expense Excess and Tax Excess and all other Additional Rent payable with respect thereto; provided that Tenant shall not be entitled to any free rent, allowance, alteration, improvement or similar economic incentive to which Tenant may have been entitled in connection with entering into the Lease or the Sixth Amendment.

1.3.

Limitations on Tenant’s Rights.  Notwithstanding any contrary provision of the Lease, any unexercised right or option of Tenant to renew or extend the term of the Lease or to expand the Premises (whether in the form of an expansion option, right of first offer or refusal, or any other similar right), and any outstanding tenant improvement allowance or other allowance not claimed and properly used by Tenant in accordance with the Lease as of such date, shall be deemed terminated and no longer available or of any further force or effect.

2.

Representations.  Tenant represents and warrants that, as of the date hereof and the Accelerated Expiration Date:  (a) Tenant is the rightful owner of all of the Tenant’s interest in the Lease; (b) Tenant has not made any disposition, assignment, sublease, or conveyance of the Lease or Tenant’s interest therein; (c) Tenant has no knowledge of any fact or circumstance which would give rise to any claim, demand, obligation, liability, action or cause of action arising out of or in connection with Tenant’s occupancy of the Premises; (d) no other person or entity has an interest in the Lease, collateral or otherwise; and (e) there are no outstanding contracts for the supply of labor or material and no work has been done or is being done in, to or about the Premises which has not been fully paid for and for which appropriate waivers of mechanic’s liens have not been obtained.

3.

Landlord’s Right to Terminate.  Notwithstanding any contrary provision hereof, if Tenant breaches any of its representations, warranties or covenants hereunder, Landlord, by written notice to Tenant, may terminate Sections 1 and 2 above, in which event such Sections of this Amendment shall be of no force or effect.

4.

Confidentiality.  Tenant agrees that neither Tenant nor its agents or any other parties acting on behalf of Tenant shall disclose any matters set forth in this Amendment or disseminate or distribute any information concerning the terms, details or conditions hereof to any person, firm or entity without obtaining the express written consent of Landlord, except as may be required pursuant to any applicable Law.

5.	Bankruptcy or Default of Tenant.
5.1.

Notwithstanding any contrary provision hereof, if (a) a Bankruptcy Filing (defined below) occurs during the Bankruptcy Protection Period (defined below) or an Action (defined below) occurs, and (b) either (i) the payment or delivery of any payment or transfer made by Tenant pursuant to the Lease is avoided and recovered as a preferential transfer or fraudulent conveyance, or (ii) Landlord settles such Action in good faith and incurs any cost in connection therewith (including, but not limited to, the settlement amount or any reasonable attorneys’ fees and costs), then, with or without notice from Landlord to Tenant, the provisions of Section 5.3 below shall apply.  This Amendment shall not be construed as a substitution of an agreement for an obligation, nor as a novation or a substitution of a contract for an obligation, but merely as a mechanism employed by the parties to permit a procedure whereby Landlord and Tenant are afforded the benefits set forth herein.  For purposes hereof, a “Bankruptcy Filing” shall be deemed to occur if (i) a voluntary or involuntary petition is filed by or against Tenant under any chapter of the United States Bankruptcy Code, (ii) Tenant is placed in receivership under federal or state law, or (iii) Tenant executes an assignment for the benefit of creditors under state law.  As used herein, “Bankruptcy Protection Period” means the period of 91 days following the date hereof.  As used herein, “Action” means the filing by any party of an action seeking to avoid any payment or transfer made by Tenant pursuant to the Lease as an alleged preferential transfer or fraudulent conveyance under state or federal law.

5.2.

Notwithstanding any contrary provision hereof, if Tenant breaches any of its representations, warranties or covenants hereunder, then, at Landlord’s option and upon Landlord’s notice to Tenant, the provisions of Section 5.3 below shall apply.

5.3.

Upon the occurrence of an event described in Section 5.1 or 5.2 above, (a) Tenant shall be deemed to have been in default under the Lease (beyond any applicable notice and cure period) as of the date immediately preceding the date of this Amendment and Landlord shall be deemed to have elected to terminate the Lease as of the Accelerated Expiration Date as a result of such default; (b) Landlord shall have all of the rights and remedies against Tenant under applicable law and/or as set forth in the Lease (including, the right to recover any and all damages from Tenant as provided in California Civil Code Section 1951.2) that Landlord had against Tenant immediately before the date of this Amendment, as determined after giving effect to the preceding clause (a); and (c) the Lease shall be deemed to have been terminated as of the Accelerated Expiration Date.

6.

Contingency.  Notwithstanding any contrary provision hereof, if for any reason Landlord and Tenant, fail to mutually execute and deliver the Required Agreement (defined below) on or before the Contingency Date (defined below), then this Amendment shall be null and void and of no further force or effect.  As used herein, “Required Agreement” means an agreement pursuant to which Tenant leases from an Affiliate of Landlord space containing, at a minimum, the approximately 27,532 rentable square feet of space known as Suite 600 located on the sixth floor of the building located at 333 Twin Dolphin, Redwood City, California.  As used herein, “Contingency Date” means the date that is ten (10) days after the date of full execution and delivery of this Amendment.

7.	Miscellaneous.
7.1.

This Amendment sets forth the entire agreement between the parties with respect to the matters set forth herein.  There have been no additional oral or written representations or agreements.  Tenant shall not be entitled, in connection with entering into this Amendment, to any free rent, allowance, alteration, improvement or similar economic incentive to which Tenant may have been entitled in connection with entering into the Lease, except as may be otherwise expressly provided in this Amendment.

7.2.	Except as herein modified or amended, the provisions, conditions and terms of the Lease shall remain unchanged and in full force and effect.
7.3.	In the case of any inconsistency between the provisions of the Lease and this Amendment, the provisions of this Amendment shall govern and control.
7.4.

Submission of this Amendment by Landlord is not an offer to enter into this Amendment but rather is a solicitation for such an offer by Tenant.  Landlord shall not be bound by this Amendment until Landlord has executed and delivered it to Tenant.

7.5.	Capitalized terms used but not defined in this Amendment shall have the meanings given in the Lease.

[SIGNATURES ARE ON FOLLOWING PAGE]

IN WITNESS WHEREOF, Landlord and Tenant have duly executed this Amendment as of the day and year first above written.

LANDLORD:

HUDSON TOWERS AT SHORE CENTER, LLC, a Delaware limited liability company

By:	Hudson Pacific Properties, L.P.,
a Maryland limited partnership,
its sole member

	By:	Hudson Pacific Properties, Inc.,
a Maryland corporation,
its general partner

		By:	/s/ Art Suazo
		Name:	Art Suazo
		Title:	Sr. VP Leasing

TENANT:

COHERUS BIOSCIENCES, INC., a Delaware corporation

By:	/s/Dennis M. Lanfear
Name:	Dennis M. Lanfear
Title:	Chief Executive

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